Exhibit 99.1

For release March 12, 2015 at 4:30 p.m., Eastern Time

RadioShack Statement Regarding Stock Price and Trading Volume

FORT WORTH, March 12, 2014 — In light of the trading volume in its common stock at prices in excess of $0.20 per share, RadioShack Corporation today reiterated its belief that there will be no recovery for any equity holder in its pending Chapter 11 proceedings.

Equity holders of a company in Chapter 11 bankruptcy generally receive value only if all claims of a company’s secured and unsecured creditors are fully satisfied. RadioShack said it believes that the claims of its secured and unsecured creditors will not be fully satisfied, leading to the conclusion that RadioShack common stock has no value.

Forward-Looking Statements

This release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they include words like “anticipate” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning. RadioShack specifically disclaims any duty to update any of the information set forth in this press release, including any forward-looking statements. These statements are based on management’s current expectations and assumptions, and as such involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated, both in connection with the Chapter 11 cases initiated on February 5, 2015 and RadioShack’s business and financial prospects. RadioShack’s management believes its judgments about these possible future events are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include RadioShack’s ability to (1) complete a sale of a significant portion of its assets pursuant to section 363 of the U.S. Bankruptcy Code, (2) liquidate or sell assets not sold in a section 363 sale, (3) obtain bankruptcy court approval with respect to motions in the Chapter 11 cases, and (4) develop and consummate one or more plans of liquidation or reorganization with respect to the Chapter 11 cases; the effects of the bankruptcy filing on RadioShack and the interests of various creditors, equity holders and other constituents; bankruptcy court rulings in the Chapter 11 cases and the outcome of the cases in general; and risks associated with third-party motions in the Chapter 11 cases, which may interfere with RadioShack’s ability to develop and consummate one or more plans of liquidation or reorganization once such plans are developed. Additional information regarding these and other factors is included in RadioShack’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Reports on Form 10-Q.